9601 McAllister Freeway, Suite 610
San Antonio, Texas 78216

February 1, 2018

Ms. Karen A. Puckett
3615 Meadow Lake Lane
Houston, Texas 77027

Re: Amendment of Employment Agreement

Dear Karen:
Reference is made to your Employment Agreement dated September 13, 2015 (the “Employment Agreement”). This letter reflects our understanding and agreement that, in consideration for continued employment and for other good and valuable consideration, for the period from January 1, 2018 through and including December 31, 2018, (i) your Base Salary shall be reduced to $485,000 on an annualized basis and (ii) you will not participate in the Company’s cash annual incentive plan for 2018 performance (provided that, solely for purposes of your Change in Control Severance Agreement dated September 14, 2015, you shall be deemed to have a target bonus equal to 100% of your Base Salary for 2018).
Nothing in this letter shall constitute any assurance that your employment is other than “at-will,” and except as expressly modified herein, no other amendments to the Employment Agreement are intended or made hereby. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement, as appropriate.
If the foregoing accurately reflects your agreement and understanding, please indicate so by countersigning below and returning a copy of the letter to the Chairman of the Board.
Sincerely,

/s/ Robert L. R. Munden
Robert L. R. Munden
EVP, General Counsel & Secretary

/s/ Karen A. Puckett                                Karen A. Puckett
February 1 , 2018